As filed with the Securities and Exchange Commission on May 31, 2011

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware	39-1679918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Monica Circle Suite 201

Corona, California 92880
(Address of principal executive offices and zip code)

Hansen Natural Corporation 2011 Omnibus Incentive Plan

(Full title of the plan)

Rodney C. Sacks

550 Monica Circle, Suite 201

Corona, California 92880

(Name and address of agent for service)

(951) 739 - 6200

(Telephone number, including area code, of agent for service)

Michael R. Littenberg, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756 - 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐			Non-accelerated filer ☐	Smaller reporting company ☐

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $0.005 per share	7,250,000	(2)	$70.12	$508,370,000	$59,021.76

(1)          In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Consists of 7,250,000 shares of common stock, par value $.005 per share (the “Common Stock”), of Hansen Natural Corporation, a Delaware corporation (the “Registrant”, “we”, “us” or “our”), available to be granted under or issuable pursuant to the Hansen Natural Corporation 2011 Omnibus Incentive Plan (the “Plan”).

(3)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low price of the Common Stock as reported on the NASDAQ Global Select Market on May 25, 2011.

(4)          The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00011610 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information required by Part 1 of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above.  Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:

(a)                                Annual Report on Form 10-K for the year ended December 31, 2010;

(b)                               Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)                                Current Reports on Form 8-K filed May 6, 2011 and May 24, 2011; and

(d)                               The description of the Registrant’s Common Stock, contained in Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form S-3 (File No. 33-35796) filed on August 4, 1993, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters relating to the Common Stock registered hereby are being passed upon for the Registrant by Schulte Roth & Zabel LLP. Benjamin M. Polk, a partner of Schulte Roth & Zabel LLP, is a member of the Board of Directors of the Registrant (the “Board”) and has received an equal number of stock options and restricted stock units as each non-employee director.

Item 6.    Indemnification of Directors and Officers.

The Registrant is a Delaware corporation.  Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by: (i) majority vote of directors not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) written opinion of independent legal counsel if there are no such directors or if such directors so direct, or (iv) the stockholders, that the defendant met the applicable standard of conduct described above.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant’s Certificate of Incorporation and Amended and Restated By-Laws generally require the Registrant to indemnify and advance expenses to its directors and its officers (and permit the Registrant to indemnify and advance expenses to its employees and agents) to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of his fiduciary duty. Under the Registrant’s Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by section 102(b)(7) of the DGCL (or any successor provision) have no personal liability to the Registrant or its stockholders. Section 102(b)(7) of the DGCL provides that Delaware corporations may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant may maintain insurance covering the liability of the Registrant to its directors and officers under the terms and provisions of the Amended and Restated By-Laws of the Registrant and covering its directors and officers for liability incurred in their capacities as such directors and officers.

On November 11, 2005, the Board approved a Form of Indemnification Agreement (the “Indemnification Agreement”) to be provided by the Registrant to its directors. On November 11, 2005 the Registrant entered into Indemnification Agreements with its current directors, in the form approved by the Board. The Indemnification Agreement provides for the maximum indemnity permitted for directors under the DGCL and the Registrant’s charter documents, as well as additional procedural protections. The Indemnification Agreement requires the Registrant to indemnify the directors against liability that may arise by reason of their status or service as directors of the Registrant if the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of  the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, the State of California, on May 31, 2011.

HANSEN NATURAL CORPORATION

By:	/s/ Rodney C. Sacks

Name:	Rodney C. Sacks
Title:	Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney C. Sacks and Hilton H. Schlosberg, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Hansen Natural Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board of Directors and Chief	May 31, 2011
/s/ Rodney C. Sacks	Executive Officer
Rodney C. Sacks	(principal executive officer)

	Vice Chairman of the Board of Directors,	May 31, 2011
President, Chief Operating Officer, Chief
/s/ Hilton H. Schlosberg	Financial Officer and Secretary
Hilton H. Schlosberg	(principal financial officer, controller and
principal accounting officer)

/s/ Norman C. Epstein		May 31, 2011
Norman C. Epstein	Director

/s/ Benjamin M. Polk		May 31, 2011
Benjamin M. Polk	Director

/s/ Sydney Selati		May 31, 2011
Sydney Selati	Director

/s/ Harold C. Taber, Jr.		May 31, 2011
Harold C. Taber, Jr.	Director

/s/ Mark S. Vidergauz		May 31, 2011
Mark S. Vidergauz	Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Hansen Natural Corporation 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 24, 2011).

5.1	Opinion of Schulte Roth & Zabel LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).